UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2015

MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (888) 479-9111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2015, Marlin Business Services Corp. (the “Company”) announced that W. Taylor Kamp has been hired as Senior Vice President and Chief Financial Officer. Mr. Kamp commenced employment with the Company on August 10, 2015. Mr. Kamp brings more than 25 years of experience to the Company, including extensive financial and corporate development experience. Mr. Kamp will report directly to Daniel P. Dyer, Co-founder and Chief Executive Officer of the Company. Mr. Kamp was most recently Managing Director and Head of Corporate Development and Mergers & Acquisitions for CIT Group, Inc. where he managed world-wide activities related to the purchase and sale of businesses and portfolios. From 2000 until 2010, Mr. Kamp served in various managing director and senior corporate development roles within CIT. From 1987 until 2000, Mr. Kamp was with Citigroup Inc. where he served in various senior finance positions, including Chief Financial Officer of Citigroup’s international commercial operations (1999 to 2000), consumer real estate services (1997 to 1999) and commercial operations and transport finance (1993 to 1996).

Pursuant to the terms of an employment offer letter, dated August 3, 2015, by and between the Company and Mr. Kamp, for his service as Senior Vice President and Chief Financial Officer, Mr. Kamp will:

•	receive an initial annual base salary of $300,000;

•	beginning in fiscal year 2016, be eligible to receive an annual bonus as a participant in the Company’s Management Cash Incentive Program, with a target incentive of up to 80% of base salary, to be earned based on corporate, departmental and individual performance factors as approved by the Company’s Compensation Committee;

•	receive a cash bonus of $60,000 for fiscal year 2015 with the opportunity to receive additional amounts based on corporate and individual performance factors as approved by the Company’s Compensation Committee;

•	be eligible to participate in the Company’s Management Equity Incentive Plan, with a target restricted stock award for the 2016 long-term incentive grant valued at 70% of base salary, subject to the terms and conditions set forth in the Company’s 2014 Equity Compensation Plan;

•	receive a sign-on equity awards of (i) 12,500 restricted shares vesting on the third anniversary of the grant date, (ii) a $54,000 grant of restricted shares in the form of performance accelerated restricted stock grants (performance accelerated restricted stock grants lapse after seven years, but are subject to accelerated performance vesting on all or a portion of the restricted shares if Mr. Kamp achieves all or a portion of his annual vesting goals during the first three years after the grant date (up to one-third of the total grant amount can vest on an accelerated basis each of the first three years after the grant date), as approved by the Company’s Compensation Committee), and (iii) a $36,000 grant of restricted shares in the form of time vesting restricted stock grants (the restrictions on these shares lapse pro-rata over four years after the grant date (25% per year)), all subject to the terms and conditions set forth in the Company’s 2014 Equity Compensation Plan;

•	be a Tier II participant in the Company’s Severance Pay Plan for Senior Management (previously filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed on August 5, 2015) whereby Mr. Kamp will be eligible to receive benefits in the event of certain involuntary termination circumstances, subject to the terms and conditions described in the plan;

•	be eligible to participate in the Company’s benefits programs, subject to the terms and conditions of each program, and as described in the plan documents and summary plan descriptions, and

•	receive a temporary living allowance of $3,000 per month for up to six months, and have relocation costs paid for by the Company, which, if Mr. Kamp should resign during the first three years of employment, he would be required to reimburse the Company for in decreasing percentages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARLIN BUSINESS SERVICES CORP.

Date: August 10, 2015	/s/ Edward R. Dietz
Edward R. Dietz
Senior Vice President of Administration and General Counsel